CITIGROUP CAPITAL XVI
FILED PURSUANT TO RULE 433
60,000,000 CAPITAL SECURITIES
FILE NOS. 333-135163, 333-135163-02
6.45% ENHANCED TRUST PREFERRED SECURITIES (ENHANCED TRUPS®)
$25 LIQUIDATION AMOUNT
GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

Terms and Conditions:

Issuer:	Citigroup Capital XVI, a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by Citigroup Inc.

Guarantee:	$25 liquidation amount per enhanced trust preferred security, guaranteed by Citigroup Inc. to the extent set forth in the Prospectus.

Ratings:	Aa3/A/AA (Moody’s / S&P / Fitch)

Trade Date:	November 15, 2006

Settlement Date:	November 22, 2006 (T+5 days)

Maturity:	December 31, 2066

Amount:	60,000,000 enhanced trust preferred securities (the “capital securities”)

Coupon:	6.45% per annum

Public Offering Price:	$25 per capital security

Net Proceeds to Citigroup:	$1,453,420,306.25 (before expenses).

Interest Payment Dates:	Quarterly on March 31, June 30, September 30 and December 31 of each year. Modified Following business day convention for the December interest payment dates, Following business day convention for all other interest payment dates.

First Coupon:	December 31, 2006, payable on December 29, 2006 pursuant to the modified following business day convention.

Day Count:	30/360.

Deferral of Interest:	Payment of interest on the capital securities will be deferred to the extent Citigroup Inc. elects to defer interest on the junior subordinated debt securities held by the issuer. Citigroup may so defer interest for up to 40 consecutive quarterly interest payment dates but not beyond the Maturity date. However, after so deferring interest for 20 consecutive quarterly interest payment dates or sooner upon Citigroup paying current interest, with certain exceptions, Citigroup is obligated to sell equity securities and use the proceeds thereof to pay deferred interest unless the Federal Reserve, after receiving notice of these actions, has disapproved of either of these actions.

Redemption at Issuer Option:	Subject to the Capital Replacement Covenant, Citigroup may redeem the underlying junior subordinated debt securities, and thus redeem the capital securities, at any time on or after December 31, 2011 or at any time upon the occurrence of a tax event, an investment company event or a regulatory capital event. Redemption in whole or in part. The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including any additional interest, to the redemption date.

Capital Replacement Covenant:	Citigroup Inc. has agreed not to redeem the junior subordinated debt securities during the term of the Capital Replacement Covenant except with proceeds of the sale of Citigroup equity securities. The Capital Replacement Covenant will terminate no later than December 31, 2046.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the capital securities on the New York Stock Exchange.

Sole Structuring Coordinator and Sole Bookrunner:	Citigroup Global Markets Inc.

CITIGROUP CAPITAL XVI
FILED PURSUANT TO RULE 433
60,000,000 CAPITAL SECURITIES
FILE NOS. 333-135163, 333-135163-02
6.45% ENHANCED TRUST PREFERRED SECURITIES (ENHANCED TRUPS®)
$25 LIQUIDATION AMOUNT
GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated UBS Securities LLC Wachovia Capital Markets, LLC A.G. Edwards & Sons, Inc. RBC Dain Rauscher Inc.

Junior Co-Managers:	Banc of America Securities LLC Bear, Stearns & Co. Inc. Lehman Brothers Inc.

Capital Securities CUSIP/ISIN:	17310L201 / US17310L2016

Citigroup Capital XVI and Citigroup Inc. have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XVI and Citigroup have filed with the SEC for more complete information about Citigroup Capital XVI, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.